Exhibit 10.3

NOTICE OF RESTRICTED STOCK UNIT INDUCEMENT GRANT

NIVALIS THERAPEUTICS, INC.

As an inducement to enter employment with Nivalis Therapeutics, Inc. (the “Company”), you (“you” or “Participant”) have been awarded Restricted Stock Units subject to the terms and conditions of this Notice of Restricted Stock Unit Inducement Grant (the “Notice of Grant”) and the attached Inducement Restricted Stock Unit Agreement (the “RSU Agreement”), including that you consent to electronic delivery as set forth in the RSU Agreement. This RSU is intended to serve as an inducement that is material to your decision to enter into employment with the Company and to qualify as an “inducement award” within the meaning of Rule 4350(i)(1)(A)(iv) of the NASDAQ Marketplace Rules. Capitalized terms used in this Notice of Grant that are not otherwise defined herein shall have the same meaning given such terms in Exhibit A attached to the RSU Agreement.

Name:	David M. Rodman, M.D.

Grant Number:	IND2016-02

Date of Grant:	April 18, 2016

Vesting Commencement Date:	April 18, 2016

Total Number of Shares:	216,667

Vesting Schedule:

Subject to the limitations set forth in this Notice of Grant and the RSU Agreement, and so long as your Service continues, the RSU shall vest as follows: One-twelve (1/12th) of the RSU will vest on the first day of each calendar quarter beginning with the first full calendar quarter following the Vesting Commencement Date, such that the RSUs shall fully vest on the three-year anniversary of the calendar quarter following the Vesting Commencement Date. On the vesting dates, the number of RSUs vested shall be rounded down to the next whole number of RSUs.

Additional Terms:

By the signatures below, you and the Company agree that this RSU is subject to the RSU Agreement, including all attached exhibits and documents incorporated by reference to both.  You acknowledge receipt of copies of this Notice and the RSU Agreement, and you hereby accept this RSU subject to all of the terms and conditions of the aforementioned documents.  You acknowledge that the vesting of the RSU pursuant to this Notice of Grant is earned only by continuing Service as an Employee, Consultant or Director of the Company, unless the Committee determines otherwise in its discretion.

PARTICIPANT		NIVALIS THERAPEUTICS, INC.

Jon Congleton
Print Name:	David M. Rodman	Its:	Chief Executive Officer

Signature:	/s/ David Rodman	By:	/s/ Jon Congleton

INDUCEMENT RESTRICTED STOCK UNIT AGREEMENT

NIVALIS THERAPEUTICS, INC.

David M. Rodman, M.D. (“Participant”) has been granted an award of Restricted Stock Units by Nivalis Therapeutics, Inc., a Delaware corporation (the “Company”).  The Company and Participant are entering into this Inducement Restricted Stock Unit Agreement (this “RSU Agreement”) as of April 18, 2016.  This RSU is intended to qualify as an “inducement award” within the meaning of Rule 4350(i)(1)(A)(iv) of the NASDAQ Marketplace Rules.  The RSU is subject to the terms, restrictions and conditions of the Notice of Restricted Stock Unit Inducement Grant (“Notice of Grant”) and this RSU Agreement. Unless otherwise defined herein, capitalized terms used in this RSU Agreement shall have the meanings given such terms in Exhibit A attached hereto.

1.

Grant of RSU. Participant has been granted an award for the number of RSU’s set forth in the Notice of Grant. Each RSU is a notional unit representing the right to receive one share of Common Stock, subject to the terms and conditions set forth herein.  No Common Stock shall be issued or delivered to Participant at the time the RSU award is granted.

2.

Settlement of RSU’s.  To the extent vested on such date, the RSU’s shall be settled, by the issuance of Shares underlying such vested units, or, at the discretion of the Committee, in cash (based upon the Fair Market Value of the Shares as of the vesting date) or partially in cash and partially in Shares, as promptly as practical following each vesting date, as described above, by the delivery to Participant of a certificate or certificates therefore, registered in Participant’s name. Certificates will only be issued in whole shares.

3.	Termination Period.

(a)General Rule. If Participant’s Service terminates for any reason, the unvested portion of the RSU shall be forfeited to the Company upon such termination of Service, and all rights Participant has to Shares subject to the unvested portion of this RSU shall immediately terminate.

(b)Termination by the Company. If the employment agreement between the Company and Participant is terminated by the Company prior to the end of the initial or any renewal term other than (i) as a result of Participant’s death or (ii) for Cause, then the unvested portion of this RSU scheduled to vest in the twelve (12) month period following the date of such termination shall immediately vest; provided, however, that this Section 2(b) will not diminish the acceleration of vesting contemplated by Section 2(d) below in connection with a Corporate Transaction.

(c)Death. If Participant dies before Participant’s Service terminates, any unvested portion of this RSU will become vested.

(d)Corporate Transaction.  Notwithstanding Section 2(a), any unvested portion of the RSU will become vested and exercisable if, within twelve (12) months following a Corporate Transaction, Participant’s employment is either terminated by the Company without Cause or Participant resigns for Good Reason.  “Good Reason” means (i) the definition set for the in any employment agreement between Participant and the Company, or (ii) if there is no such employment agreement, or such agreement does not define Good Reason, (A) a ten percent (10%) or more reduction in Participant’s salary to which Participant has not consented; (B) a material diminution in Participant’s authority, duties or responsibilities without Participant’s consent (which shall not include a change in reporting obligations resulting from a Corporate Transaction); (C) a requirement by the Company, without Participant’s consent, that Participant’s primary work site be relocated to a site that is more than twenty five (25) miles away from Participant’s work site prior to the Corporate Transaction; or (D) any other action or inaction that constitutes a material breach by the Company of Participant’s employment agreement, if any.  Notwithstanding the foregoing, a termination of Participant for Good Reason shall not have occurred unless (i) Participant gives written notice to the Company, of termination within thirty (30) days after Participant first becomes aware of the occurrence of the circumstances constituting Good Reason, specifying in reasonable detail the circumstances constituting Good Reason, (ii) the Company has failed within thirty (30) days after receipt of such notice to cure the circumstances constituting Good Reason, and (iii) Participant terminates employment within five (5) days after the Company’s cure period ends.

(e)Occurrence of a Termination of Service.  In case of any dispute as to whether Participant’s termination of Service has occurred, the Committee shall have sole discretion to determine whether such termination has occurred and the effective date of such termination.

4.

Non-Transferability of RSU. Participant may not sell, transfer, assign, pledge, hypothecate or otherwise dispose of this RSU, except as provided below, and any attempt to do so will immediately render this RSU invalid. Participant may designate a beneficiary who will receive the vested and outstanding portion of this RSU in the event of Participant’s death.  This RSU may be transferred by will or by the laws of descent and distribution or court order.  The Committee may, in its sole discretion, allow Participant to transfer this RSU to Participant’s spouse or former spouse pursuant to a domestic relations order in settlement of marital property rights. The Committee will allow Participant to transfer this RSU only if both Participant and the transferee(s) execute the forms prescribed by the Committee, which include the consent of the transferee(s) to be bound by this RSU Agreement. The terms of this RSU Agreement shall be binding upon the executors, administrators, heirs and successors of Participant.

5.	Tax Consequences. Participant should consult a tax advisor for tax consequences relating to this RSU in the jurisdiction in which Participant is subject to tax.

6.

Withholding Taxes and Stock Withholding. Regardless of any action the Company or Participant’s actual employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), Participant acknowledges that the ultimate liability for all Tax-Related Items legally due by Participant is and remains Participant’s responsibility and that the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSU grant, including the grant, vesting or settlement of the RSU, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends; and (b) do not commit to structure the terms of the grant or any aspect of the RSU to reduce or eliminate Participant’s liability for Tax-Related Items.

Prior to settlement of the RSU and delivery of any Shares underlying the RSU or cash in lieu of such Shares, Participant shall pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all withholding and payment on account obligations of the Company and/or the Employer. In this regard, Participant authorizes the Company and/or the Employer to withhold all applicable Tax-Related Items legally payable by Participant from Participant’s wages or other cash compensation paid to Participant by the Company and/or the Employer. With the Company’s consent, these arrangements may also include, if permissible under local law, (i) withholding Shares that otherwise would be issued to Participant on the settlement date of the RSU, provided that the Company only withholds the amount of Shares necessary to satisfy the minimum statutory withholding amount, (ii) having the Company withhold taxes from the proceeds of the sale of the Shares, either through a voluntary sale or through a mandatory sale arranged by the Company (on Participant’s behalf pursuant to this authorization), or (iv) any other arrangement approved by the Company. The Fair Market Value of these Shares, determined as of the effective date of the settlement of the RSU, will be applied as a credit against the withholding taxes. Finally, Participant shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of Participant’s receipt of Shares that cannot be satisfied by the means previously described. The Company may refuse to honor the settlement of the RSU and refuse to deliver the Shares if Participant fails to comply with Participant’s obligations in connection with the Tax-Related Items as described in this Section.

7.

Acknowledgement. The Company and Participant agree that the RSU is granted under and governed by the Notice of Grant, this RSU Agreement. Participant hereby accepts the RSU subject to all of the terms and conditions set forth herein and those set forth in the Notice of Grant, and acknowledges receipt of any policy incorporated by reference under Section 15 of this RSU Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Notice of Grant and this RSU Agreement.

8.

Consent to Electronic Delivery of All Documents and Disclosures. By Participant’s acceptance of this RSU, Participant consents to the electronic delivery of the Notice of Grant, this RSU Agreement, account statements, any prospectuses required by the Securities and Exchange Commission, U.S. financial reports of the Company, and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements) or other communications or information related to the RSU. Electronic delivery may include the delivery of a link to a Company intranet or the internet site of a third party involved in administering the RSU, the delivery of the document via e-mail or such other delivery determined at the Company’s discretion. Participant acknowledges that Participant may receive from the Company a paper copy of any documents delivered electronically at no cost if Participant contacts the Company by telephone, through a postal service or electronic mail at Mike.Carruthers@nivalis.com. Participant further acknowledges that Participant will be provided with a paper copy of any documents delivered electronically if electronic delivery fails; similarly, Participant understands that Participant must provide on request to the Company or any designated third party a paper copy of any documents delivered electronically if electronic delivery fails. Also, Participant understands that Participant’s consent may be revoked or changed, including any change in the electronic mail address to which documents are delivered (if Participant has provided an electronic mail address), at any time by notifying the Company of such revised or revoked consent by telephone, postal service or electronic mail at Mike.Carruthers@nivalis.com. Finally, Participant understands that Participant is not required to consent to electronic delivery.

9.

Entire Agreement; Enforcement of Rights. This RSU Agreement and the Notice of Grant constitute the entire agreement and understanding of the parties relating to the subject matter herein and supersede all prior discussions between them. Except for applicable terms in a current and outstanding employment agreement by and between Participant and the Employer, any prior agreements, commitments or negotiations concerning the RSU are superseded. No modification of or amendment to this RSU Agreement, nor any waiver of any rights under this RSU Agreement, shall be effective unless in writing and signed by the parties to this RSU Agreement. The failure by either party to enforce any rights under this RSU Agreement shall not be construed as a waiver of any rights of such party.

10.

Compliance with Laws and Regulations. The Company will not issue any Shares underlying this RSU to Participant if the issuance of such Shares at that time would violate any law or regulation, including without limitation all applicable state, federal and foreign laws and regulations and all applicable requirements of any stock exchange or automated quotation system on which the Company’s Common Stock may be listed or quoted at the time of such issuance or transfer. The Shares issued pursuant to this RSU Agreement shall be endorsed with appropriate legends, if any, determined by the Company.

11.

Governing Law; Severability. This RSU Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law. For purposes of litigating any dispute that may arise directly or indirectly from the Notice of Grant and this RSU Agreement, the parties hereby submit and consent to litigation in the exclusive jurisdiction of the State of Colorado and agree that any such litigation shall be conducted only in the courts of Colorado or the federal courts of the United States for the District of Colorado and no other courts. If one or more provisions of this RSU Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this RSU Agreement, (b) the balance of this RSU Agreement shall be interpreted as if such provision were so excluded and (c) the balance of this RSU Agreement shall be enforceable in accordance with its terms.

12.

No Rights as Employee, Consultant or Director. Subject to applicable law, nothing in this RSU Agreement shall affect in any manner whatsoever the right or power of the Company, or a Parent or Subsidiary of the Company, to terminate Participant’s Service, for any reason, with or without Cause.

13.

Rights as Stockholder.  Participant or a permitted transferee of the RSU shall have no rights as a stockholder (including, without limitation, voting and dividend rights) with respect to any share covered by the RSU until Participant shall have become the holder of record of such share, and no adjustment shall be made for dividends or distributions or other rights in respect of such share for which the record date is prior to the date upon which Participant shall become the holder of record thereof.

14.

Lock-Up Agreement. Upon request of the Company or the underwriters managing any underwritten offering of the Company’s securities, Participant hereby agrees not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of the Company however and whenever acquired (other than those included in the registration) without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed one hundred eighty (180) days) from the effective date of such registration as may be requested by the Company or such managing underwriters and to execute an agreement reflecting the foregoing as may be requested by the underwriters at the time of the public offering; provided however that, if during the last seventeen (17) days of the restricted period the Company issues an earnings release or material news or a material event relating to the Company occurs, or prior to the expiration of the restricted period the Company announces that it will release earnings results during the sixteen (16)-day period beginning on the last day of the restricted period, then, upon the request of the managing underwriter, to the extent required by any FINRA rules, the restrictions imposed by this Section shall continue to apply until the end of the third trading day following the expiration of the fifteen (15)-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. In no event will the restricted period extend beyond two hundred sixteen (216) days after the effective date of the registration statement.

15.

Award Subject to Company Policies. To the extent permitted by applicable law, the RSU and any Shares issued under the RSU shall be subject to the following Company policies, which are incorporated herein by reference:  the Company’s Insider Trading Policy and the Company’s Incentive-Based Compensation Recoupment Policy.

16.

Unsecured Obligation.  This RSU award is unfunded, and as a holder of vested RSU’s subject to this RSU Agreement, Participant shall be considered an unsecured creditor of the Company with respect to the Company’s obligation, if any, to issue Shares pursuant to Section 2 of this RSU Agreement.

17.

No Guarantee of Service.  This RSU shall not be deemed to give Participant a right to remain an Employee, consultant, director or non-employee director of the Company, a Parent, a Subsidiary or an Affiliate.  The Company and its Parents and Subsidiaries and Affiliates reserve the right to terminate the Service of Participant at any time, and for any reason, subject to applicable laws, the Company’s Articles of Incorporation and Bylaws and a written employment agreement (if any), and such terminated person shall be deemed irrevocably to have waived any claim to damages or specific performance for breach of contract or dismissal, compensation for loss of office, tort or otherwise with respect to the RSU that is forfeited and/or is terminated by its terms.

18.	Notices. Any written notice to the Company required by any provisions of this RSU Agreement shall be addressed as follows, and shall be effective when received:

Chief Financial Officer

c/o Nivalis Therapeutics, Inc.

3122 Sterling Circle, Suite 200

Boulder, CO 80301.

Any written notice to Participant required by any provision of the applicable Award Agreement shall be addressed to Participant at the address on record with the Company’s Human Resources department.  Notice shall be sent to either party prepaid by certified or registered mail or overnight courier, or delivered in person.

BY ACCEPTING THE RSU, PARTICIPANT AGREES TO ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE.

EXHIBIT A

Defined Terms

1 “Affiliate” means any entity other than a Subsidiary, if the Company has a controlling interest, as defined in Treasury Regulation section 1.409A-1(b)(5)(iii)(E), in the affiliate.
2 “Board” means the Board of Directors of the Company.

3 “Cause” means, except as may otherwise be provided in a Participant’s employment agreement, a conviction of a Participant for a felony crime or the failure of a Participant to contest prosecution for a felony crime, or a Participant’s misconduct, fraud or dishonesty (as such terms are defined by the Committee in its sole discretion), or any unauthorized use or disclosure of confidential information or trade secrets, in each case as determined by the Committee, and the Committee’s determination shall be conclusive and binding.

4 “Code” means the Internal Revenue Code of 1986, as amended, and the regulations and interpretations promulgated thereunder.
5 “Committee” means the Compensation Committee of the Board.
6 “Common Stock” means the Company’s common stock, par value $0.001 per share.
7 “Company” means Nivalis Therapeutics, Inc., a Delaware corporation.
8 “Consultant” means an individual who performs bona fide services to the Company, a Parent, a Subsidiary or an Affiliate, other than as an Employee or Director or Non-Employee Director.
9 “Corporate Transaction” means the occurrence of any of the following:

(i) A report on Schedule 13D is filed with the SEC pursuant to Section 13(d) of the Exchange Act disclosing that any Person (as hereinafter defined) has acquired the beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of the then outstanding securities of the Company; or

(ii) Any Person purchases securities pursuant to a tender offer or exchange offer to acquire securities of the Company (or securities convertible) for cash, securities or any other consideration, provided that after consummation of the offer, the person in question is the beneficial owner (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of the then outstanding securities of the Company; or

(iii) The shareholders of the Company approve a reorganization, merger, consolidation, recapitalization, exchange offer, purchase of assets or other transaction, in each case, with respect to which the persons who were the beneficial owners of the Company immediately prior to such a transaction do not, immediately after consummation thereof, own more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged, recapitalized or resulting company’s then outstanding securities; or

(iv) The shareholders of the Company approve a liquidation or dissolution of the Company; or

(v) The Company approves a sale or otherwise transfers (or one or more of its Subsidiaries shall sell or otherwise transfer), in one or more related transactions, assets aggregating fifty percent (50%) or more of the book value of the assets of the Company and its Subsidiaries (taken as a whole).

“Person” shall mean and include any individual, corporation, partnership, group, association or other “person”, as such term is used in Sections 13(d) and 14(d) of the Exchange Act, other than the Company, a wholly owned Subsidiary of the Company or any employee benefit plan(s) sponsored by the Company or a Subsidiary.  For purposes of the definition of Company under this definition, the Company shall include any Parent, or company that owns at least fifty percent (50%) of the voting stock, of the Company.

10 “Director” means a member of the Board who is also an Employee.

11 “Employee” means an individual who is a common-law employee of the Company, a Parent, a Subsidiary or an Affiliate.  The Committee shall have the discretion to determine the effect upon the award contemplated by this RSU Agreement and upon Participant’s status as an Employee in the case of (i) any leave of absence approved by the Company, Subsidiary or an Affiliate, (ii) any transfer between locations of employment with the Company, Subsidiary or an Affiliate or between the Company, Subsidiary and/or any Affiliate or between any Subsidiaries or Affiliates, (iii) any change in Participant’s status from an Employee to a Consultant or Non-Employee Director, and (iv) at the request of the Company, a Subsidiary or an Affiliate Participant who becomes employed by any partnership, joint venture or corporation not meeting the requirements of a Subsidiary or an Affiliate in which the Company, Subsidiary or an Affiliate is a party.

12 “Exchange Act” means the Securities Exchange Act of 1934, as amended.
13 “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(vi) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation on the Nasdaq or NYSE, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable;

(vii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the day of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(viii) In the absence of an established market for the Common Stock, the Committee shall determine the Fair Market Value by application of a reasonable valuation method.
14 “Non-Employee Director” means a member of the Board who is not an Employee.

15 “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

16 “Restricted Stock Unit” or “RSU” means a bookkeeping entry representing the equivalent of one Share, which value may be paid to Participant in cash, Shares or a combination of both as set forth in this RSU Agreement and as the Committee determines in its sole discretion.

17 “SEC” means the Securities and Exchange Commission.
18 “Securities Act” means the Securities Act of 1933, as amended.

19 “Service” means service as an Employee, Director, Non-Employee Director or Consultant. Participant’s Service does not terminate when continued service crediting is required by applicable law.  However, Participant’s Service will be treated as terminating ninety (90) days after Participant goes on leave, unless Participant’s right to return to active work is guaranteed by law or by a contract.  Service terminates in any event when the approved leave ends, unless Participant immediately returns to active work.  The Committee determines which leaves count toward Service, and when Service terminates for all purposes.  Further, unless otherwise determined by the Committee, Participant’s Service shall not be deemed to have terminated merely because of a change in the capacity in which Participant provides service to the Company, a Parent, Subsidiary or Affiliate, or a transfer between entities (the Company or any Parent, Subsidiary, or Affiliate); provided that there is no interruption or other termination of Service.  If the award contemplated by this RSU Agreement is subject to Code Section 409A, then for purposes of determining whether Participant is providing Service shall comply with Treasury Regulation section 1.409A-1(h) to the extent applicable.

20 “Share” means one share of Common Stock.

21 “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.